Exhibit 10.11

ZAG.COM INC.

JIM NGUYEN AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Jim Nguyen Employment Agreement (the “Agreement”) is entered into effective as of September 15, 2008 (the “Effective Date”) by and between Zag.com Inc. (the “Company”) and Jim Nguyen (the “Executive”), and replaces and supersedes in its entirety the Employment Agreement entered into between the Company and Executive as of April 25, 2005 (the “Original Agreement”).

1.                                      Duties and Scope of Employment.

(a)                                 Positions and Duties. As of the Effective Date, Executive will serve as Chief Financial Officer of the Company reporting directly to the Company’s Chief Executive Officer. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him by the Company’s Board of Directors (the “Board”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b)                                 Severance. Executive shall receive six (6) months of continued salary payments as severance upon a termination without Cause, or twelve (12) months of continued salary payments as severance if the Company Constructively Terminates Executive within twelve (12) months after a Change of Control (such six (6) or twelve (12) month period as applicable, the “Severance Period”). The continued payment of salary shall be based on Executive’s Base Salary (as defined below) and, subject to Section 1(c), shall be paid in accordance with the Company’s normal payroll practices and contingent upon Executive signing and not revoking the Company’s standard release upon termination and provided that such release becomes effective no later than sixty (60) days following the termination date or such earlier date required by the release agreement (such deadline, the “Release Deadline”).

(c)                                  Timing of Payments/Section 409A.

(i)                                     If the release does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the release actually becomes effective. In the event the termination occurs at a time during the calendar year where the release could become effective in the calendar year following the calendar year in which Executive’s termination occurs, then any severance payments or benefits under this Agreement that would be considered Payments (as defined in Section 1(e)(ii)) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, (i) the Release Deadline, (ii) such time as required by the payment schedule applicable to each payment or benefit as set forth in Section 1(b), or (iii) such time as required by this Section 1(c).

(ii)                                  If Executive is a “specified employee” of the Company (or any successor entity thereto) within the meaning of Section 409A of the Internal Revenue Code of 1986 as amended and the final regulations and any guidance promulgated thereunder (“Section 409A”) on the date of Executive’s termination (other than a termination due to death), then the severance payable to Executive, if any, under this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together the “Payments”) that are payable within the first six (6) months following Executive’s termination of employment, shall be delayed until the earlier of: (i) the date that is six (6) months and one (1) day after the date of the termination, or (ii) the date of Executive’s death (such date, the “Delayed Initial Payment Date”), and the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Payments that Executive would otherwise have received on or before the Delayed Initial Payment Date, without |any adjustment on account of such delay, if the Payments had not been delayed pursuant to this Section 1(c), and (B) pay the balance of the Payments in accordance with any applicable payment schedules set forth herein. Notwithstanding anything herein to the contrary, if Executive dies following his termination but prior to the six (6) month anniversary of his termination, then any Payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

(iii)                               Any amounts paid under this Agreement that satisfy the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Payments for purposes of clause (ii) above.

(iv)                              Payments pursuant to this Section 1(c) are intended to constitute separate payments for purposes of Treas. Reg. Section 1.409A-2(b)(2).

(v)                                 The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(d)                                 Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his business efforts and time to the Company except for ongoing service on boards of directors and advisory boards of which Executive is or becomes a member. For the duration of the Employment Term, Executive agrees not to actively engage in any other competitive employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board. Notwithstanding the foregoing, nothing in this Section 1(d) or any provision of the Confidential Information Agreement shall be deemed to prohibit or restrict Executive from providing consulting or employment services on behalf of Peer Steer LLC or Brighthouse LLC (including their successors and subsidiaries), so long as such services do not interfere with Executive’s full time and attention to performing hereunder.

(e)                                  Loan. Upon Executive’s request, the Company will loan Executive an amount sufficient to exercise all or any portion of his vested options (the “Loan”). The Loan will be evidenced by a promissory note and related security agreement (together, the “Loan Documents”) to be executed by and between Executive and the Company. The terms of the Loan Documents shall as provided in the Company’s standard Executive Loan Form.

(f)                                   Executive Stock Options. All of Executives current and future stock option agreements shall permit or shall be amended to permit, as applicable, exercise of Executive’s vested stock options by means of a “net exercise”.

2.                                      At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

3                                         Base Salary. During the Employment Term, the Company will pay Executive as compensation for his services a base salary at the annualized rate of $190,000 (the “Base Salary”). The Base Salary will be paid twice monthly in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding.

4.                                      Bonus. Executive shall be eligible for an annual performance based bonus as determined by the Board’s Compensation Committee in its sole discretion (the “Bonus”). The Bonus opportunity is targeted to be fifty percent (50%) of Executive’s Base Salary. The Bonus will be paid by the Company, less applicable withholdings, no later than February 28th for the prior year.

5.                                      Effect of Termination upon Stock Options. It will be recommended at the first meeting of the Board following the Effective Date that if, within twelve (12) months following a Change in Control, Executive’s employment is terminated by the Company without Cause or Constructively Terminates, then effective immediately prior to Executive’s termination of employment, the vesting and exercisability of fifty percent (50%) of Executive’s unvested stock options shall fully accelerate.

6.                                      Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. Additionally, the Company shall reimburse Executive for the payments Executive makes for COBRA coverage during the Severance Period (less any amount Executive would have contributed had he remained employed), or until Executive has secured other employment, whichever occurs first, provided Executive timely elects and pays for COBRA coverage. COBRA reimbursements shall be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy, provided that Executive submits documentation to the Company substantiating his payments for COBRA coverage.

7.                                      Vacation. Executive will be entitled to paid vacation of four (4) weeks per year in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

8.                                      Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

9.                                      Definitions.

(a)                                 “Cause” shall mean: (1) Executive’s failure to perform his assigned duties or responsibilities as an employee (other than a failure resulting from the Executive’s disability) after written notice thereof from the Company describing Executive’s failure to perform such duties or responsibilities; (ii) Executive engaging in any act of dishonesty, fraud or misrepresentation with respect to the Company; (iii) Executive’s violation of any federal or state law or regulation applicable to the business of the Company or its affiliates; (iv) Executive’s breach of any confidentiality agreement or invention assignment agreement between Executive and the Company (or any affiliate of the Company); or (v) Executive being convicted of, or entering a plea of nolo contendere to, any crime.

(b)                                 “Change of Control” shall mean either: the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least fifty percent (50%) of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder); or a sale of all or substantially all of the assets of the Company.

(c)                                  “Constructively Terminates” shall mean Executive’s termination of employment with the Company as a result of the occurrence, without Executive’s consent, of any of the following: (i) a significant reduction in the Executive’s salary, excluding the substitution of substantially equivalent compensation and benefits, that is applicable to all Company senior management; or (ii) Executive’s removal from his position as outlined in Section 1(a); or (iii) Executive’s relocation to a location more than fifty (50) miles from the Company’s Los Angeles, California office location; provided, however, that in the event Executive believes that grounds exist for Executive to Constructively Terminate, then Executive agrees to provide the Board with written notice specifying the purported grounds for such belief and the Company shall have thirty (30) days after receipt of such written notice to cure such purported grounds (unless such purported grounds by their nature cannot be cured, in which case notice and an opportunity to cure shall not be required).

10.                               Confidential Information. Executive has entered into the Company’s standard At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidential Information Agreement”) upon commencing employment with the Company.

11.                               Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

12.                               Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Zag.com Inc.

525 Broadway Avenue

Suite 300

Santa Monica, California 90401

Attn: Corporate Secretary

If to Executive:

at the last residential address known by the Company.

13.                               Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

14.                               Arbitration.

(a)                                 General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit’ Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b)                                 Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator shall issue a written decision on the merits. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $200.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

(c)                                  Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d)                                 Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(e)                                  Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

15.                               Integration. This Agreement, together with the Company’s 2005 Option Plan, Option Agreements with Executive entered into by the parties and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including without limitation, the Original Agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

16.                               Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

17.                               Governing Law. This Agreement will be governed by the laws of the State of California with the exception of its conflict of laws provisions.

18.                               Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

ZAG.COM INC.

By:	/s/ Scott Painter

Title:

EXECUTIVE:

/s/ Jim Nguyen
Jim Nguyen